Exhibit 99.1

INTEL FIRST-QUARTER REVENUE BELOW EXPECTATIONS


SANTA CLARA, Calif., March 3, 2006 - Intel Corporation today announced that first-quarter revenue is expected to be between $8.7 billion and $9.1 billion, as compared to the previous expectation of between $9.1 billion and $9.7 billion, primarily due to weaker than expected demand and a slight market segment share loss.

     The company expects the first-quarter gross margin percentage to be adversely impacted by the change in revenue. Expenses (R&D plus MG&A) are expected to be lower than previously forecast due to lower revenue- and profit-related spending.

     Effective with this announcement, Intel has begun its "Quiet Period." Intel's Business Outlook, published in the company's fourth-quarter earnings release dated Jan. 17, 2006, and in its Form 10-K for the year ended Dec. 31, 2005, no longer reflects the company's current expectations. The company plans to provide a new Business Outlook when it reports first-quarter financial results on April 19, 2006.

     The above statements and any others in this document that refer to plans and expectations for the first quarter and the future involve a number of risks and uncertainties.
Many factors could cause Intel's actual results to differ materially from current expectations, including the following:

* Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term, and by product demand that is highly variable. Revenue and the gross margin percentage are affected by the demand for and market acceptance of Intel's products; the availability of sufficient inventory of Intel products and related components from other suppliers to meet demand; pricing pressures; actions taken by Intel's competitors; and Intel's ability to respond quickly to technological developments and to incorporate new features into its products. Factors that could cause demand to be different from Intel's expectations include changes in customer order patterns, including order cancellations; changes in the level of inventory at customers; and changes in business and economic conditions.

* The gross margin percentage could vary from expectations based on changes in revenue levels; product mix and pricing; variations in inventory valuation, including variations related to the timing of qualifying products for sale; excess or obsolete inventory; manufacturing yields; changes in unit costs; capacity utilization; impairments of long-lived assets, including manufacturing, assembly/test and intangible assets; and the timing and execution of the manufacturing ramp and associated costs, including start-up costs.

* Expenses, particularly certain marketing and compensation expenses, vary depending on the level of demand for Intel's products and the level of revenue and profits.

* Intel's results could be impacted by unexpected economic, social and political conditions in the countries in which Intel, its customers or its suppliers operate, including security risks, possible infrastructure disruptions and fluctuations in foreign currency exchange rates.

* Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in Intel's SEC reports.

* Intel's results could be affected by the amount, type, and valuation of share-based awards granted as well as the amount of awards cancelled due to employee turnover.

     A more detailed discussion of these and other factors that could affect results is contained in Intel's SEC filings, including the report on Form 10-K for the year ended Dec. 31, 2005.

     Intel, the world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Additional information about Intel is available at www.intel.com/pressroom.

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